Exhibit 10.33
TYCO HEALTHCARE GROUP LP
UNI-PATCH DIVISION
SUPPLY AGREEMENT
     THIS AGREEMENT entered into as of the 6th day of December, 2007 (the “Effective Date”) by and between Tyco Healthcare Group LP, a Delaware limited partnership, acting through its Uni-Patch Division, having a place of business at 1313 West Grant Boulevard, Wabasha, Minnesota 55981 (hereinafter referred to as “Supplier”), and Uroplasty, Inc., a Minnesota corporation, having a place of business at 5420 Feltl Rd., Minnetonka, MN, 55343 (hereinafter referred to as “Purchaser”).
     WHEREAS, Purchaser possesses certain technologies with respect to surface electrodes for Urgent-PC systems; and
     WHEREAS, Purchaser has requested Supplier’s services and expertise in the manufacture of the Products (as defined below); and
     WHEREAS, Purchaser desires to purchase from Supplier, and Supplier desires to manufacture and sell to Purchaser, the Products in accordance with the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties mutually agree as follows:
1. DEFINITION OF TERMS
     1.1 “Contract Year” shall mean, with respect to the first Contract Year, that time period that begins with the Effective Date of the Agreement and concludes on March 31, 2009, and, with respect to the second Contract Year, that time period that begins on April 1, 2009 and concludes on March 31, 2010.
     1.2 “Products” shall mean those products set forth on Exhibit A attached hereto, which are labeled with Purchaser’s trademarks and/or trade names.
     1.3 “Specifications” shall mean the manufacturing, labeling and packaging specifications for the Products as supplied by Purchaser and set forth on Exhibit B attached hereto.
2. TERM OF AGREEMENT
     This Agreement shall commence upon the Effective Date and shall continue in effect for until March 31, 2010 (“Term”), unless earlier terminated pursuant to Section 8.

3. SALE AND PURCHASE OF THE PRODUCTS
     3.1 Supplier agrees to manufacture and sell the Products to Purchaser, and Purchaser agrees to purchase its entire requirements of the Products from Supplier, during the Term in accordance with the terms and conditions of this Agreement. Purchaser shall not purchase Products, or any substantially similar products, from any source other than Supplier during the Term of this Agreement, provided that Supplier remains in compliance with its obligations hereunder.
     3.2 Supplier shall not make any product or process changes which would cause a Product to deviate from the Specifications without the prior written consent of Purchaser. Purchaser may request changes to the Specifications. Supplier will consider such requests in good faith, and use reasonable efforts to accommodate such requests, provided that Purchaser agrees to reimburse Supplier for any additional costs and expenses to implement such Specification change. If any change to the Specifications is required in order to comply with any applicable law, rule or regulation or in response to an order by the Food and Drug Administration or other applicable government entity, Supplier shall use commercially reasonable efforts to implement such changes as soon as possible; provided, that Purchaser agrees to reimburse Supplier for any additional costs and expense to implement such Specification change.
     3.3 If applicable, Purchaser shall provide, at its sole cost and expense, all artwork (in camera-ready condition) (the “Artwork”) for Supplier to produce printing plates and dies to be used in the packaging and labeling of the Products. Purchaser shall have all right, title and interest to the Artwork. Purchaser shall bear any and all costs associated with any changes requested by Purchaser to the packaging and labeling of the Products.
     3.4 On a monthly basis, Purchaser shall deliver to Supplier a non-binding, rolling twelve (12) month forecast of Purchaser’s anticipated purchases hereunder, the first three months of which shall be incorporated into a firm binding purchase order for Products. Purchaser’s initial forecast for Contract Year One of the Term is set forth on Exhibit C. Purchaser shall submit its orders for Products on purchase order forms covering a three-month period specifying (i) the number of units of each of the Products to be purchased, (ii) the destination to which the Products are to be shipped, and (iii) the requested shipment dates, which shall not be less than the amount of time set forth on Exhibit A. Delivery shall not be required in respect of any purchase order received by Supplier in amounts which exceed the three-month binding portion of forecasts provided by Purchaser to Supplier, or which call for a lead time of less than the amount of time set forth on Exhibit A. Except for the information specified in the preceding clauses (i), (ii) and (iii), any terms printed on Purchaser’s purchase order forms shall be of no force and effect, and the terms of such purchase and sale shall be governed solely by this Agreement. Purchaser may not cancel or modify any purchase order without the written consent of Supplier.
     3.5 Supplier shall not use Purchaser’s Confidential Information (which it has an obligation to keep confidential in accordance with Section 6.1) or Purchaser’s Intellectual Property to produce products for itself or for other customers at any time, whether during or after the expiration or termination of this Agreement, and notwithstanding the provisions of Section 6.5 below.
4. PRICE AND PAYMENT/SHIPMENT TERMS; INSURANCE; REBATE
     4.1 The price of Products hereunder is set forth on Exhibit A attached hereto. Supplier shall hold firm the prices set forth on Exhibit A for the Term of this Agreement, except as otherwise provided in this Section 4.1. If the Supplier’s aggregate costs of raw materials used to manufacture any of the Products increase or decrease by more than ten percent (10%) in any six (6) month period during the Term of this Agreement, the parties agree to discuss whether there should be an adjustment to the price of affected Products and the effective date of any price change. In the event of a price increase or price decrease hereunder (each a “New Price”), such New Price shall remain in full force until such time as the parties agree to any further price adjustment in accordance with this Section 4.1.
     4.2 Unless otherwise agreed by the parties in writing, payment shall be made by Purchaser separately for each shipment of Products. Payment terms for purchases hereunder shall be net 30.
     4.3 The Products sold to Purchaser shall be shipped F.O.B. Wabasha, MN, to the Purchaser’s facility as designated on Exhibit A.
     4.4 Throughout the Term, each of Purchaser and Supplier shall carry Commercial General Liability Insurance in a minimum amount of $2,000,000 Combined Single Limit, Bodily Injury and Property Damage, naming the other party as an additional insured. Insurance to be maintained pursuant to the provisions of this section shall provide for written notice to the additional insured thirty (30) days in advance of any termination or cancellation of such insurance. Upon the request of one party, the other party shall provide a certificate evidencing such insurance coverage.
     4.5 For each Contract Year in which Purchaser’s purchases under this Agreement (net of returns) equal or exceed at least those volumes of the specific Products all as set forth in the Rebate section of Exhibit A, Supplier shall pay Purchaser a rebate as set forth therein. Any rebate earned hereunder shall be paid to Purchaser within thirty (30) days of the end of the Contract Year during which it was earned.
5. INTELLECTUAL PROPERTY
     5.1 Purchaser represents that it is the owner of all trade secrets, designs, ideas, formulas, data, techniques, blueprints, sketches, records, notes, Artwork, trademarks and trade-names, drawings, shop drawings, technology, information and other intellectual property, whether or not protected by patents, that are provided by the Purchaser to the Supplier in order to manufacture, label and package the Products (“Purchaser’s Intellectual Property”). The packaging and labeling of the Products shall contain Purchaser’s trademarks and trade names in accordance with the Specifications. Purchaser hereby grants to Supplier during the Term a license to use Purchaser’s Intellectual Property solely to the extent necessary to permit Supplier to manufacture, label, package and supply Products to Purchaser in accordance with the Specifications and the terms of this Agreement. Except as specifically provided in the previous sentence, Supplier shall not obtain any rights in Purchaser’s Intellectual Property. Except as specifically provided herein, neither party shall use in any way, the trademarks or trade names of the other party unless the other party first provides its written consent, and will not do any act which could in any way infringe upon or be in derogation of the validity of such other party’s trademarks or trade names.
     5.2 Purchaser shall indemnify, defend and hold harmless Supplier from and against any damage, cost or expense, including reasonable attorney’s fees and disbursements, arising out of any third party claim that (i) any Product infringes on any valid U.S. patents, trademarks or copyrights, or (ii) any trademarks or tradenames of Purchaser included on the labeling or packaging of the Products infringes upon the trademarks or tradename of such third party. The indemnification obligations set forth in this paragraph shall survive the expiration or termination of this Agreement.
     5.3 Purchaser shall own full right, title and interest in all inventions, improvements and/or changes to the Products which are developed with or without the input of the Purchaser during the Term, whether patentable or not, and whether fully completed or not (the “Product Improvements”). Supplier agrees to promptly execute, acknowledge and deliver all applications, oaths, declarations and further documents as Purchaser deems necessary or desirable to evidence Purchaser’s title to such Product Improvements, in each case at the expense of Purchaser. Supplier shall own full right, title and interest in all inventions, improvements, know-how and/or changes to the process by which the Products are manufactured which are developed during the Term, whether patentable or not, and whether fully completed or not (the “Process Improvements”). Purchaser agrees to promptly execute, acknowledge and deliver all applications, oaths, declarations and further documents as Supplier deems necessary or desirable to evidence Supplier’s title to such Process Improvements, in each case at the expense of Supplier.
6. CONFIDENTIALITY.
     6.1 Any information given by one party to another or acquired by a party in the performance of its obligations hereunder or otherwise relating to the Products or the Specifications or the intellectual property rights associated therewith which is designated as confidential at the time of disclosure or which a reasonable party receiving such information would assume was expected to be kept confidential (“Confidential Information”) shall be maintained in confidence by the receiving party and shall not be used or disclosed to a third party except with the disclosing party’s prior written consent. The confidentiality obligations in this Section shall not apply to Confidential Information which (i) becomes public other than through the receiving party, (ii) is already known to the receiving party as evidenced by its written records, (iii) becomes known by the receiving party in the future from another source which is under no obligation of confidentiality to the disclosing party, or (iv) is subsequently developed by the receiving party in a manner which it can establish was independent of the disclosure hereunder.

     6.2 Except as required by law (i.e., public company disclosure requirements), (i) each party shall keep confidential, and not disclose to any third party, the terms of this Agreement and (ii) neither party hereto shall make, or permit any of their respective directors, officers, employees, agents, advisors, affiliates or representatives to make any press release, public announcement or other public disclosure with respect to the existence of this Agreement or the terms hereof without the prior consent of the other party hereto. The sharing of Confidential Information between the parties confers no rights on the receiving party to the ownership or use of any such information, except for the right to use such information specifically in furtherance and during the Term of this Agreement.
     6.3 Upon the request of a disclosing party, and in any event, upon expiration or termination of this Agreement, the receiving party will return to the disclosing party all documents, materials and other information containing Confidential Information and will confirm the destruction of all copies of all Confidential Information otherwise extracted therefrom in the possession or control of the receiving party.
     6.4 In the event of a breach of the provisions of this Section by the receiving party, or if the disclosing party believes that the receiving party may so breach these provisions, the disclosing party may seek injunctive relief from a court of competent jurisdiction to prevent any further or anticipated breach of these provisions. The parties agree that the state and federal courts located in Hennepin County, Minnesota shall have personal jurisdiction of the parties, and are deemed to be convenient forums, for this purpose.
     6.5 The obligations of Supplier and Purchaser pursuant to the provisions of this Section shall survive the expiration or termination of this Agreement for a period of three (3) years.
7. WARRANTIES
     7.1 Supplier warrants that the Products shall, at the time of shipment, conform to the Specifications and be free from defects in material and workmanship.
     7.2 Written notice and an explanation of the circumstances of any claim that the Products are not in conformance with Specifications or are defective in material or workmanship shall be given promptly by Purchaser to Supplier. Purchaser shall not return any Product to Supplier without first obtaining a returned goods authorization number from Supplier. Any returns of Product shall reference such returned goods authorization number. Supplier shall replace any Product or Products that do not conform to the warranties set forth above or, at Supplier’s discretion, refund or credit to Purchaser that portion of the purchase price allocable to such Product or Products.
     7.3 Purchaser represents and warrants to Supplier that it will comply with all present and future laws, rules and regulations relating to the sale of the Products. Purchaser shall be responsible for securing any governmental or regulatory approvals, at its own expense, necessary to be obtained by Purchaser for its sale or use of the Products.

8. TERMINATION
     8.1 Either party may terminate this Agreement as follows:
     (a) if the other party commits a material breach of any of the provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice thereof; or
     (b) immediately upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement or institution.
     8.2 Supplier may terminate this Agreement, upon thirty (30) days prior written notice, if Purchaser fails to make payments when due on more than two (2) occasions in any six (6) month period.
     8.3 Following the expiration or termination of this Agreement, all further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (i) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination, and (ii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination.
     8.4 Upon the termination of this Agreement under this Section 8, other than a termination by Purchaser pursuant to Section 8.1 or an expiration of the Term under Section 2, Purchaser shall have the obligation, at Supplier’s option, to purchase from Supplier any finished goods inventory of Products not to exceed that number of Products equal to the ninety (90) day binding portion (or with Purchaser’s written approval, a greater number of days) of Purchaser’s forecast for Products at the time of termination.
9. INDEMNIFICATION
     9.1 Indemnification by Supplier. Supplier shall defend, indemnify and hold harmless Purchaser, its affiliates and their respective shareholders, directors, officers, and employees and their successors and assigns, from and against any claim, damage, cost or expense, including reasonable attorney’s fees and disbursements, arising out of any third party claim for death, injury or damage to property caused by Supplier’s failure to manufacture the Products in conformance with the Specifications or any breach by Supplier of its obligations under this Agreement, except to the extent such death, injury or damage directly results from the gross negligence or willful misconduct of Purchaser. The indemnification obligations set forth in this paragraph shall survive the expiration or termination of this Agreement.
     9.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Supplier, its affiliates and their respective shareholders, directors, officers, and employees and their successors and assigns, from and against any claim, damage, cost or expense, including reasonable attorney’s fees and disbursements, arising out of any third party claim for death, injury or damage to property caused by or related to the use of the Products, except to the extent such death, injury or damage was directly caused by Supplier’s failure to manufacture such Products in conformance with the Specifications or any breach of Supplier of its obligations under this Agreement. The indemnification obligations set forth in this paragraph shall survive the expiration or termination of this Agreement.
     9.3 The indemnifying party’s obligations under this section are conditioned upon it receiving (i) prompt written notice from the other party of the commencement of any such suit or proceeding and (ii) full non-monetary assistance, information, cooperation and authority from the other party with respect to the defense or settlement of the same. The indemnifying party shall not enter into any settlement that imposes any liability or fault on the other party without that party’s prior written consent.
10. MISCELLANEOUS
     10.1 Assignment. Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part, or any of its obligations hereunder, to a third party without the prior written consent of the other party; provided, however, that no such consent shall be required in connection with the assignment of this Agreement to an affiliate of the assigning party that has the capability to fulfill its obligations hereunder or to the purchaser of all or substantially all of the assets of the assigning party to which this Agreement pertains.
     10.2 Force Majeure. If the performance of any obligation under this Agreement (other than the payment of money) is prevented, restricted or interfered with by reason of war, civil commotion, embargo, strike or any other act which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction or interference; provided, that the party so affected shall use commercially reasonable efforts to avoid and remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. In the event that any force majeure event delays a party’s performance for more than ninety (90) days following notice by such party pursuant to this Agreement, the other party may terminate this Agreement immediately upon written notice to such party.
     10.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES ARISING OUT OF ANY BREACH OF THIS AGREEMENT OR OBLIGATIONS HEREUNDER. IN ADDITION, THE WARRANTY SET FORTH IN SECTION 7.1 IS THE SUPPLIER’S SOLE AND EXCLUSIVE WARRANTY AS TO THE PRODUCTS, EXTENDS ONLY TO PURCHASER, AND IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTY, ORAL OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY ORAL OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     10.4 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner except by instruments signed by duly authorized representatives of each of the parties hereto. If any provision of this Agreement or the application thereof to any party or circumstance shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the parties shall use commercially reasonable efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by applicable law, achieves the purposes intended under the invalid or unenforceable provision.
     10.5 Applicable Law. This Agreement, and any claim or controversy relating hereto, shall be governed by and interpreted exclusively in accordance with the laws of the State of Minnesota without giving effect to the conflict of laws principles thereof.
     10.6 Waivers. No claim or right arising out of or relating to a breach of any provision of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. Any failure by any party hereto to enforce at any time any provision under this Agreement shall not be considered a waiver of that party’s right thereafter to enforce each and every provision of this Agreement.
     10.7 Independent Contractors. Nothing contained in this Agreement shall be construed to constitute Purchaser as a partner, employee or agent of Supplier, nor shall Purchaser hold itself out as such. Neither party has the right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name or on behalf of other party, it being intended by Purchaser and Supplier that each shall remain an independent contractor responsible for its own actions. Except as otherwise provided herein, each party shall be responsible for its own expenses incidental to the performance of its obligations hereunder.
     10.8 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time in accordance with this Section, by registered or certified air mail, postage prepaid, or by overnight courier service, service fee prepaid, or by telefax with a hard copy to follow via air mail or overnight courier service in accordance with this Section.

If to Supplier:	Uni-Patch
1313 West Grant Boulevard
Wabasha, MN 55981
Attn: Brian Wolfe
Fax: (651) 565-5885

With a copy to:	Tyco Healthcare Group LP (dba Covidien)
15 Hampshire Street
Mansfield, MA 02048
Attn: General Counsel
Fax: (508) 261-8544

If to Purchaser:	Uroplasty, Inc.
5420 Feltl Rd.
Minnetonka, MN 55343
Attn: Marc Herregraven, VP of Manufacturing
Fax: 952-426-6199
     10.9 Treatment of Rebates. The discounts, rebates, or other reduction in price received as a result of the purchase of Products under this Agreement may involve a discount or other reduction in price under federal law at 42 U.S.C. §1320a-7B(b)(3)(A) and regulations issued thereunder. Purchaser is responsible for reporting and/or providing information on all discounts, rebates or reductions in price to reimbursement agencies (including Medicare and Medicaid) and other entities in accordance with all applicable laws and regulations including the provisions of the discount safe harbor exception at 42 C.F.R. §1001.952(h). Purchaser agrees that it shall promptly disclose and appropriately reflect any discount, rebate or other reduction in price as may be required under Medicare or any other federal or state health program.
     If the services provided by Purchaser using the Products purchased hereunder require the reporting of costs on a cost report, then Purchaser must claim the benefit of the discount in the fiscal year in which the discount is earned or the following year and must fully and accurately report the discount in the applicable cost report. If the services are reflected in a cost report or based on charges through the submission of a fee for service claim, Purchaser agrees to provide information documenting the discount upon request of the Secretary of the U.S. Department of Health and Human Services or by the appropriate state agency.
     10.10 Counterparts. This Agreement may be executed in by facsimile and email and in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

Supplier:		Purchaser:
TYCO HEALTHCARE GROUP LP, acting through its Uni-Patch Division		UROPLASTY, INC.

By:	/s/ Tony Mulone	By:	/s/ Marc Herregraven
	Name: Tony Mulone		Name: Marc Herregraven
	Title: VP and General Manager OEM Division		Title: VP Manufacturing